UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Titan Medical Inc.
(Exact name of registrant as specified in its charter)

Ontario, Canada	98-0663504
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

155 University Avenue, Suite 750
Toronto, Ontario M5H 3B7
Canada
(Address of principal executive offices)

TITAN MEDICAL INC. STOCK OPTION PLAN (AMENDED AND RESTATED
EFFECTIVE AS OF JULY 15, 2020)
TITAN MEDICAL INC. DEFERRED SHARE UNIT PLAN
TITAN MEDICAL INC. SHARE UNIT PLAN
(Full title of plan)

C T Corporation System
1015 15th Street N.W., Suite 1000
Washington, DC 20005
(Name and address of agent for service)

(202)572-3100
(Telephone number, including area code, of agent for service)

Copies to:

Dorsey & Whitney LLP
James Guttman
Richard Raymer
TD Canada Trust Tower
Brookfield Place
161 Bay Street, Suite 4310
Toronto, Ontario Canada M5J 2S1
(416) 367-7376

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [X]	Smaller Reporting Company [ ]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)(3)
Common shares, no par value, issuable (i) under the Titan Medical Inc. Stock Option Plan, as amended and restated effective as of July 15, 2020; (ii) upon exercise or settlement of awards granted under the Titan Medical Inc. Deferred Share Unit Plan effective as of May 29, 2019; and (iii) upon exercise or settlement of awards granted under the Titan Medical Inc. Share Unit Plan effective as of May 29, 2019(2)	9,455,713	$0.88	$8,321,028	$1,080

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the plans.

(2)
Represents additional common shares of Titan Medical Inc. issuable (i) upon exercise of options under the Titan Medical Inc. Stock Option Plan, as amended and restated effective as of July 15, 2020; (ii) upon exercise or settlement of awards granted under the Titan Medical Inc. Deferred Share Unit Plan effective as of May 29, 2019; and (iii) upon exercise or settlement of awards granted under the Titan Medical Inc. Share Unit Plan effective as of May 29, 2019.

(3)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the common shares of Titan Medical Inc. on July 20, 2020, as quoted on the NASDAQ Capital Market. Pursuant to Rule 457(p) under the Securities Act, the registrant previously paid the $1,080 registration fee required in connection with this filing by offsetting the registration fee against the aggregate of $8,554.00 (the “F-10 Fees”) of registration fees previously paid by the registrant in connection with unsold securities registered under the Registration Statement on Form F-10 (File No. 333-233902) filed with the Securities and Exchange Commission on September 23, 2019 (fee of $2,666.40 paid), as amended on October 15, 2019 (fee of $389.40 paid), and as amended on November 1, 2019 (fee of $5,498.20 paid). The registrant previously offset $6,990.22 of the F-10 Fees in connection with securities registered under the Registration Statement on Form F-1 (File No. 333-238830) filed with the Securities and Exchange Commission on June 1, 2020, as amended on June 22, 2020. Subsequent to entirely offsetting the registration fees associated with this registration statement, the registrant has $483.78 remaining to be applied to future filings.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 9,455,713 common shares (the “Common Shares”) of Titan Medical Inc. (the “Registrant” or “Company”) for issuance pursuant to (i) the exercise of options under the Titan Medical Inc. Stock Option Plan, as amended and restated effective as of  July 15, 2020 (the “Stock Option Plan”), (ii) the exercise or settlement of awards granted under the Titan Medical Inc. Deferred Share Unit Plan effective as of May 29, 2019 (the “DSU Plan”), and (iii) the exercise or settlement of awards granted under the Titan Medical Inc. Share Unit Plan effective as of May 29, 2019 (the “SU Plan”).  The Stock Option Plan, the DSU Plan and the SU Plan are together referred to herein as the “Compensation Plans”.

On February 12, 2019 the Registrant filed a registration statement on Form S-8 (SEC File No. 333-229612) to register 2,211,494 Common Shares of the Registrant issuable upon exercise of options granted or to be granted under the Registrant’s Stock Option Plan, as amended and restated on March 14, 2018.

On May 29, 2019, the Registrant’s shareholders authorized, among other things, the adoption of the DSU Plan, the SU Plan and amendments to the Stock Option Plan. The amendments to the Stock Option Plan amended, among other things, the aggregate number of Common Shares reserved for issuance under the Stock Option Plan and all of the other Compensation Plans to not exceed 15% of the total number of issued and outstanding Common Shares (calculated on a non-diluted basis).

On July 15, 2020, the Registrant’s board of directors adopted amendments to the Stock Option Plan (i) to allow for the grant of options to employees of the Company’s wholly-owned U.S. subsidiary, Titan Medical USA Inc., (ii) to provide that the exercise price of each stock option granted under the Stock Option Plan may not be lower than the greater of: (x) the volume weighted average price of the Common Shares on the Exchange (as defined in the Stock Option Plan) over the period of five days immediately preceding the date of the grant and (y) the closing price of the Common Shares on the Exchange  on the last trading day preceding the date of grant, and (iii) to provide that stock options granted under the Stock Option Plan may be either incentive stock options qualified under Section 422 of the United States Internal Revenue Code or nonqualified stock options.

The contents of the Registrant’s registration statement on Form S-8 (File No. 333-229612), as filed with the SEC on February 12, 2019, are incorporated by reference herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the United States Securities and Exchange Commission (the “SEC”) are incorporated into this Registration Statement by reference:

(a)	Our Annual Report on Form 20-F for the year ended December 31, 2019, as amended, filed with the SEC on April 2, 2020;

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2019.

(c)
The description of the Common Shares contained in our Registration Statement on Form 40-F, as filed with the SEC on June 11, 2018, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporation Act (Ontario) (the “OBCA”), the Registrant may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his conduct was lawful.  Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills condition (i) above.  Additionally, the Registrant may advance money to a director, officer or other individual for the costs, charges, and expenses of a proceeding referred to above, with the necessary court approval where noted, but the individual is required to repay the money to the Registrant if the individual does not satisfy condition (i) above.  An individual described above is also entitled to indemnification as described above from the Registrant as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything the individual ought to have done, and he fulfills conditions (i) and (ii) above.  The Registrant has entered into an Indemnity Agreement with each of its directors under which the Registrant has agreed to indemnify the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the OBCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the individual's conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant, at its expense, which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.]

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Exhibit
4.1	Titan Medical Inc. Stock Option Plan (Amended and Restated effective as of July 15, 2020)
4.2	Titan Medical Inc. Deferred Share Unit Plan (incorporated by reference from Exhibit 4.3 of the Company’s Form 20-F filed on April 2, 2020)
4.3	Titan Medical Inc. Share Unit Plan (incorporated by reference from Exhibit 4.2 of the Company’s Form 20-F filed on April 2, 2020)
5.1	Opinion of Borden Ladner Gervais LLP
23.1	Consent of Borden Ladner Gervais LLP (Included in Exhibit 5.1)
23.2	Consent of BDO Canada LLP, Chartered Professional Accountants and Licensed Public Accountants
24.1	Power of Attorney (See Signature Pages)

Item 9.	Undertakings.
(a)     The Registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)      To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on July 22, 2020.

TITAN MEDICAL INC.

/s/ Stephen Randall
Name:	Stephen Randall
Title:	Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David McNally and Stephen Randall as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David McNally	Chief Executive Officer, President and Director	July 22, 2020
David McNally	(Principal Executive Officer)

/s/ Stephen Randall	Chief Financial Officer and Director	July 22, 2020
Stephen Randall	(Principal Financial Officer)

/s/ John E. Barker	Director	July 22, 2020
John E. Barker

/s/ Phillip L. McStotts	Director	July 22, 2020
Phillip L. McStotts

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ David McNally	Authorized Representative	July 22, 2020
David McNally	in the United States